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\\FS29\SYS\LEGAL\WPDOC2\NSAR\2001\FCTFT-77D-2001.doc
NAME OF REGISTRANT:
Franklin California Tax-Free Trust
File No. 811-4356

EXHIBIT ITEM No. 77D: Policies with respect to security investments


Resolutions from the Franklin California Tax-Free Trust minutes of the meeting of the board of trustees, dated July
19, 2001:


     RESOLVED, that effective November 1, 2001, the Franklin California Intermediate-Term Tax-Free Income Fund adopt a fundamental policy that it will normally invest at least 80% of its total assets in securities that pay interest free from California personal income taxes; and

     FURTHER RESOLVED, that effective November 1, 2001, the Franklin California Insured Tax-Free Income Fund adopt a non-fundamental policy that it will normally invest at least 80% of its net assets in insured municipal securities, and that this policy is changeable only upon sixty days advance notice to shareholders; and

     FURTHER RESOLVED, that the appropriate officers and agents of the Trust be authorized to take such actions, and to execute and deliver such instruments, certificates and documents, including making changes to existing non-fundamental policies as may be necessary or appropriate, in order to effectuate the foregoing, in compliance with the Names Rule.


          /s/ Murray L. Simpson
          Murray L. Simpson
          Secretary